Corpay Appoints New Chief Financial Officer

June 10, 2025 – ATLANTA – Corpay, Inc. (NYSE: CPAY), a leading global business payments company (“Corpay”), today announced the appointment of Peter Walker as Chief Financial Officer (“CFO”), effective July 21, 2025.

“We are excited to welcome Peter to Corpay. We believe Peter’s mix of public and entrepreneurial company CFO experience will help him to contribute immediately. Peter’s got great potential and will be a terrific partner in helping us to run the business,” said Ron Clarke, Corpay’s Chairman and CEO.

Most recently, Peter served as the CFO at Instructure Holdings, Inc. (NYSE: INST) (“Instructure”). During his tenure with Instructure, Peter led the privatization of Instructure with its sale to KKR. Prior to Instructure, Peter was CFO of Sterling Check Corp (NASDAQ: STER) and CFO of Jackson Hewitt. Prior to Jackson Hewitt, Peter spent over 17 years at Assurant in finance, accounting and strategy roles, finishing his career at Assurant as CFO and Chief Strategy Officer. He began his career at Ernest & Young, is a certified public accountant, and earned his bachelor’s degree in accounting from Miami University. Peter also holds an MBA from New York University – Leonard N. Stern School of Business.

With Peter’s appointment, interim CFO Alissa Vickery will return to her full-time role as Chief Accounting Officer. “We’re grateful for Alissa’s assistance in leading our finance organization over the past several months, she did a great job supporting the team through the CFO transition,” said Ron Clarke.

About Corpay®

Corpay (NYSE: CPAY), the Corporate Payments Company, is a global S&P 500 provider of commercial cards (e.g. business cards, fleet cards, virtual cards) and AP automation solutions (e.g., invoice and payments automation, cross border payments) to businesses worldwide. Our solutions “keep business moving” and result in our customers better controlling purchases, mitigating fraud, and ultimately spending less.

Corpay – The Corporate Payments Company. To learn more visit www.corpay.com.

Contacts
Investor Relations
Jim Eglseder, 770-417-4697
Jim.Eglseder@corpay.com

Media Relations
Chad Corley, 770-729-5021
Chad.corley@corpay.com
Source: Corpay, Inc.

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